NEUBERGER BERMAN INCOME FUNDS

INSTITUTIONAL CLASS
DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Core Bond Fund
Neuberger Berman Emerging Markets Income Fund
Neuberger Berman Floating Rate Income Fund
Neuberger Berman High Income Bond Fund
Neuberger Berman Municipal Intermediate Bond Fund
Neuberger Berman New York Municipal Income Fund
Neuberger Berman Short Duration Bond Fund
Neuberger Berman Short Duration High Income Fund
Neuberger Berman Strategic Income Fund

Date:  August 14, 2013